UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2007

McKesson Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13252	943207296
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

McKesson Plaza, One Post Street, San Francisco, California		94104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	415-983-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 23, 2007, D&K Healthcare Resources LLC, formerly D&K Healthcare Resources, Inc. ("D&K"), a subsidiary of McKesson Corporation (the "Company"), entered into a settlement agreement with class action plaintiffs in the previously disclosed securities class action, Gary Dutton vs. D&K Healthcare Resources, Inc. et al. (Case No. 4-04-CV-00147-SNL), pending in the United States District Court for the Eastern District of Missouri (the "Court"). Under the terms of the proposed settlement, which will resolve all claims by the D&K shareholders against all defendants, the Company will pay $18.7 million. The Company had previously reserved an estimated liability for this class action in connection with the purchase of D&K in fiscal 2006, and the anticipated adjustment of the reserve in the fourth quarter of fiscal 2007 as a result of the settlement will not have a material impact on the Company's results of operations. The settlement remains subject to various conditions including, but not limited to, notice to the class and preliminary and final approval by the Court. Under the agreement, all defendants deny any violation of law and have agreed to the settlement to eliminate the uncertainities, burden and expense of further protracted litigation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McKesson Corporation

February 26, 2007	By:	Laureen Seeger

Name: Laureen Seeger
Title: Executive Vice President, General Counsel and Secretary